UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant |_| Filed by a Party other than the Registrant |X|

Check the appropriate box:

|_|      Preliminary Proxy Statement
|_| Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
|_|      Definitive Proxy Statement
|_|      Definitive Additional Materials
|X|      Soliciting Material Pursuant to ss.240.14a-12

                           THE PHOENIX COMPANIES, INC.
              (Name of the Registrant as Specified In Its Charter)

                           OLIVER PRESS PARTNERS, LLC
                           OLIVER PRESS INVESTORS, LLC
                               AUGUSTUS K. OLIVER
                                 CLIFFORD PRESS
                            DAVENPORT PARTNERS, L.P.
                                JE PARTNERS, L.P.
                         OLIVER PRESS MASTER FUND, L.P.
                                  JOHN CLINTON
                                  CARL SANTILLO

  (Name(s) of Person(s) Filing Proxy Statement, if other than the Registrant)

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


          Oliver Press Partners, LLC ("Oliver Press"), together with the persons and entities named on the cover of this Schedule 14A, is filing materials contained herein with the Securities and Exchange Commission (the "SEC") in connection with the 2008 annual meeting of stockholders (the "Annual Meeting") of The Phoenix Companies, Inc. Oliver Press intends to file a preliminary proxy statement with the SEC with respect to the solicitation of proxies to elect three director nominees at the Annual Meeting.

          Item 1. On January 28, 2008, Oliver Press issued the following press release:


                           For Immediate Distribution

               OLIVER PRESS PARTNERS NOMINATES THREE DIRECTORS TO

                            PHOENIX COMPANIES' BOARD

    ------------------------------------------------------------------------

          NEW YORK, NY, January 28, 2008 - Oliver Press Partners, LLC, a New York based investment management firm whose funds own approximately 5% of The Phoenix Companies, Inc.'s (NYSE:PNX) common stock, on Friday, January 25, 2008 sent the following letter to Dona D. Young, Chairman, President and Chief Executive Officer of The Phoenix Companies, nominating Augustus K. Oliver, Carl Santillo and John Clinton to the Company's Board of Directors:

                                                              January  25,  2008

Ms.  Dona D. Young
Chairman,  President  and Chief Executive  Officer
The Phoenix  Companies,  Inc.
One  American  Row  Hartford,
Connecticut 06102-5056

Dear Dona:

          It is unfortunate you were not able to find a time to meet with us this month. We had hoped to discuss the issues highlighted in this letter and we remain available to meet with you to do so. We are enclosing with this letter a formal notice, which we are delivering in accordance with Article I, Section
1.10 of the Company's By-Laws, nominating three candidates for election as Directors at the 2008 Annual Meeting of Stockholders. We are taking this step because we believe strategic and operational changes are needed to enhance value for stockholders and to protect the long term interests of policyholders.

          More specifically, we believe new oversight is required to address the following concerns:

          |X| Since Phoenix converted from a mutual company to a stock company in 2001, the company's stock has consistently underperformed its peers and is trading 40% lower today than its public offering price more than six years ago.

          |X| Over that same time period, the company's principal life insurance subsidiary has undergone no fewer than five ratings downgrades, compromising the security of the company's existing policyholders and complicating the company's efforts to generate new business on profitable terms. In addition, after the most recent downgrade by S&P, the rating on the Company's senior unsecured debt is now BBB-.

          |X| While both the stock price and the insurance and debt ratings have declined, the Board has endorsed management compensation with so many features that it required 45 pages to describe in last year's proxy statement and includes, among many other provisions, an unfunded special pension account for senior executives of over $126 million and a "golden parachute" termination plan for the CEO of $30 million.

          We believe that candidates with independent perspective such as those whom Davenport Partners, L.P. is nominating would help to focus the Board on the best interests of stockholders and policyholders. The candidates would also provide independent insurance industry expertise. Among the matters that we believe the Board should consider promptly are:


          |X| A complete strategic review of all the company's businesses with the objective of deploying capital in the most efficient and productive manner possible. The steps which any Board of the company should consider are the sale of the company's non-insurance business and the monetization of the company's interest in the 'closed block' of insurance that is its legacy as a former mutual company.

          |X| Steps to deal with the company's cost structure which appears to us to be out of line with comparable companies and puts Phoenix at a competitive disadvantage. The company's cost structure also lowers its returns to shareholders and is one of the negative factors taken into consideration by the agencies that rate the company's claims paying ability.

          |X| The restructuring of the balance sheet and improvement of operating efficiency should significantly enhance the company's ability to expand its basic insurance business and to conduct that business more profitably. Those improvements should result in a higher stock price and a more secure asset base for policyholders.

          |X| The implementation of more rigorous oversight of compensation practices so that executive compensation is based on performance and aligned with shareholders' interests.

          We encourage you and the company's Board to consider these nominations as a constructive suggestion to enhance the potential of the Company. We believe shareholders and policyholders have been asked to wait too long for a reversal of the long and steady slide of the company's fortunes.


         Sincerely,

         /s/ Augustus K. Oliver                        /s/ Clifford Press
         ----------------------                        ------------------
         Augustus K. Oliver                            Clifford Press

About the Three Nominees

Augustus K. Oliver
------------------

Mr. Oliver, 58, graduated from Yale University in 1971 and summa cum laude from the American University Law School in 1975. Mr. Oliver started his career at Skadden, Arps, Slate, Meagher & Flom in 1975, becoming a partner in 1983, specializing in mergers and acquisitions. In 1984, he joined two former clients to become one of three general partners of Coniston Partners. In 1999 Mr. Oliver joined WaterView Advisors, which managed two private equity funds with investments in media, telecommunications and entertainment businesses, and in 2005 he formed OPP with Clifford Press. Mr. Oliver has served on the Board of Directors of Storer Communications and Flagstar Companies (now Denny's Inc.), and is currently a director of Scholastic Corporation and Comverse Technology, Inc. He is also a director of the Lincoln Center Theater.


Carl Santillo
-------------

Mr. Santillo, 58, is currently a consultant and works part time with Habitat for Humanity and other charitable organizations. Mr. Santillo spent over 30 years as an executive in the insurance industry, most recently with AIG and, prior to that, with American General Insurance Company (until the time of its sale to AIG), Nationwide Insurance Company and Farmers Insurance Company.


John Clinton
------------

Mr. Clinton, 54, is currently the principal of Farmington Capital Partners, Hartford, Connecticut, a merchant banking and financial advisory firm that works with insurance and financial services enterprises. Mr. Clinton is a Certified Public Accountant and a Chartered Property & Casualty Underwriter. He has spent his career in private equity specializing in insurance investments, first at Dillon Read & Co. and later with Conning Capital and CCP Equity Partners.



About Oliver Press Partners, LLC
--------------------------------

Oliver Press Partners, LLC was founded in 2005 by Augustus K. Oliver and Clifford Press and manages several investment funds including, Davenport Partners, L.P., JE Partners, L.P. and Oliver Press Master Fund, L.P.



Contacts:
                                                     For Investors and Analysts:

Oliver Press Partners, LLC                           MacKenzie Partners, Inc.
Augustus K. Oliver                                   Larry Dennedy
Managing Member                                      (212) 929-5239
goliver@oliverpressllc.com                           OR
or                                                   Daniel Burch
Clifford Press                                       (212) 929-5748
Managing Member
cpress@oppllc.com


Sard Verbinnen & Co.
David Reno/Stephanie Pillersdorf
(212) 687-8080


                             ADDITIONAL INFORMATION

Oliver Press Partners, LLC ("Oliver Press"), together with the other Participants (as defined below), intends to make a preliminary filing with the Securities and Exchange Commission ("SEC") of a proxy statement and accompanying white proxy card to be used to solicit votes for the election of its slate of director nominees at the 2008 annual meeting of stockholders of The Phoenix Companies, Inc., a Delaware corporation (the "Company").

STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE 2008 ANNUAL MEETING WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. THESE MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SECURITIES AND EXCHANGE COMMISSION'S WEB SITE AT HTTP://WWW.SEC.GOV.

In addition, stockholders may receive without charge a proxy statement, white proxy card and related materials from Oliver Press as soon as they are available. Requests for copies should be directed to MacKenzie Partners, Inc. by
calling       Toll-Free       800-322-2885       or      by       email       at
phoenixproxy@mackenziepartners.com.



                 CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

The participants in the proxy solicitation are anticipated to be Oliver Press, Oliver Press Investors, LLC ("OPI"), Augustus K. Oliver, Clifford Press, Davenport Partners, L.P. ("Davenport"), JE Partners, L.P. ("JEP"), Oliver Press Master Fund, L.P. ("OPM"), John Clinton and Carl Santillo (collectively, the "Participants"). As of January 25, 2008, Davenport beneficially owned 76,860 shares of common stock of the Company (the "Shares"), JEP beneficially owned 4,908,375 Shares and OPM beneficially owned 702,971 Shares, constituting in the aggregate approximately 4.98% of the outstanding Shares. OPI is the general partner of Davenport, JEP and OPM. Oliver Press is the investment advisor to each of Davenport, JEP and OPM. Augustus K. Oliver and Clifford Press are each managing members of Oliver Press and OPI. By virtue of these relationships, Oliver Press, OPI, and Messrs. Oliver and Press may be deemed to beneficially own the 5,688,206 Shares collectively owned by Davenport, JEP and OPM. Currently, Messrs. Clinton and Santillo each own 10,000 Shares. As members of a "group" for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, they are each deemed to beneficially own the 5,688,206 Shares owned by Davenport, JEP and OPM, and together with their 20,000 Shares the aggregate ownership would constitute approximately 4.99% of the outstanding Shares.

                                       ###